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                                                                     EXHIBIT 5.1

         [LETTERHEAD OF O'SULLIVAN GRAEV & KARABELL, LLP APPEARS HERE]


                                           July 21, 1998


Pacer International, Inc.
3746 Mt. Diablo Boulevard, Suite 110
Lafayette, CA  94549

                            Pacer International, Inc.
                3,680,000 Shares of Common Stock, $.01 Par Value
                ------------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for Pacer International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement of the Company on Form S-1 (File No. 333-53983), as amended (as so amended, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to 3,680,000 shares of its Common Stock, $.01 par value per share (the "Common Stock") (including 480,000 shares reserved for issuance pursuant to the Underwriters' over-allotment option) (such shares of Common Stock are referred to as the "Shares"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Registration Statement.

                  In that connection, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering the opinions set forth below. As to certain questions of fact material to the opinions contained herein, we have relied upon certificates or statements of officers of the Company and certificates of public officials. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies.

                  Based upon the foregoing, we are of the opinion that:

               1. The Company is a validly existing corporation under the laws of the State of Delaware.

               2. Assuming that the Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to Amendment No. 2 to the Registration Statement) is filed with the Secretary of State of the State of Delaware on or before the date on which the Shares are issued and sold as contemplated by the Registration
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                       O'SULLIVAN GRAEV & KARABELL, LLP

Pacer International, Inc.
July 21, 1998
Page 2


                      Statement, the Shares have been duly authorized and, when issued and sold as contemplated by the Registration Statement and the Underwriting Agreement to be entered into among the Company, BT Alex. Brown Incorporated, PaineWebber Incorporated and Morgan Keegan & Company, Inc., as representatives of the several Underwriters, will be validly issued, fully paid and nonassessable.

                  We are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

                  We hereby consent to such use of our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the use of this opinion for filing with the Registration Statement as
Exhibit 5 thereto.

                                            Very truly yours,


                                            /s/ O'Sullivan Graev & Karabell, LLP